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THERMOGENESIS CORP. ANNOUNCES RESULTS FOR FISCAL SECOND QUARTER 2007 AND SIX MONTHS ENDED DECEMBER 31, 2006

RANCHO CORDOVA, CA. (February 9, 2007) – ThermoGenesis Corp. (Nasdaq: KOOL), a leader in developing and marketing enabling technologies for cord blood stem cell therapy and surgical wound care, today reported net revenues for the quarter ended December 31, 2006 increased to $3,716,000, up 19% from net revenues of $3,127,000 in the second quarter of fiscal 2006. For the three months ended December 31, 2006, ThermoGenesis reported a net loss of $(2,030,000) or $(0.04) per basic and diluted common share compared to $(1,752,000) or $(0.04) per basic and diluted common share for the three months ended December 31, 2005.

Cell Therapy revenues were $2,625,000 for the three months ended December 31, 2006, up 8% from the prior year comparable quarter revenues of $2,425,000. The increase was primarily due to sales of the AutoXpress™ (AXP™) product line for which revenues were $643,000 for the quarter ended December 31, 2006, as compared to zero for the corresponding period of the prior year. As of December 31, 2006, the Company’s AXP product line backlog totaled $2,500,000. The Company had expected to fulfill a significantly greater number of its AXP disposable cord blood collection bag set orders received during the quarter. Due to unexpected manufacturing capacity constraints originating at the Company’s contract manufacturing organization, shipments of the AXP disposables did not meet market demand.

Cell Therapy revenue gains were offset by a decrease in sales of BioArchive® devices due to a delay in new orders received during the second quarter of fiscal 2007. In January 2007, the Company received orders for four BioArchive units that it had originally projected to receive during the second quarter of fiscal 2007.

“We continue to expect meaningful quarter-over-quarter revenue growth in the AXP product line given the strong demand, existing backlog and our increasing production capacity”, said Philip H. Coelho, ThermoGenesis’ Chairman and Chief Executive Officer. “We do not believe, however, that production output of the AXP disposable bag sets will fully meet market demand by the end of our fiscal year and have adjusted our revenue guidance accordingly to between $18 million and $22 million, compared to our previously announced forecast revenue guidance range of between $20 million and $25 million.”

The major assumptions for the Company’s revenue forecast include scale-up of the Company’s existing product sales, the successful execution of collaborative distribution, marketing and development efforts with strategic partners, and other factors.

“We continue to be encouraged by the robust demand from cord blood banks around the world for our Cell Therapy products and are committed to increasing our manufacturing capacity to fulfill customer requirements while maintaining world-class quality standards,” stated William Osgood, ThermoGenesis’ General Manager, Operations. “To this end, we are working to aggressively expand our subcontract manufacturing network with the goal of delivering greater production output, more rapid demand response time and increased flexibility for product innovation.”

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Second Quarter Highlights

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The European patent office granted broad patent protection to ThermoGenesis’ BioArchive System, which cord blood banks use to cryopreserve and store cord blood stem cell units for transplant, broadening the company’s intellectual property portfolio supporting its cord blood stem cell processing and storage technology. GE Healthcare is the non-exclusive global distribution partner for the BioArchive System.

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Under the Stem Cell Therapeutic and Research Act of 2005, the U.S. Department of Health and Human Services’ Health Resources and Services Administration (HRSA) released $12 million in initial funding to six cord blood stem cell banks to establish a National Cord Blood Stem Cell Bank Network with the goal of storing and providing 150,000 units of human umbilical cord blood stem cells. The three cord blood banks charged with collecting most of this inventory utilize ThermoGenesis’ BioArchive System.

Recent Events Since The Quarter’s Close

o	On January 1, ThermoGenesis appointed industry veteran William Osgood, Ph.D., MBA as General Manager, Operations.
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On February 6, ThermoGenesis announced the company submitted its response to the U.S. Food and Drug Administration’s (FDA) questions on ThermoGenesis’ pre-market approval (PMA) regulatory application for its CryoSeal® Fibrin Sealant (FS) System for use in liver resection surgeries.

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On February 8, ThermoGenesis announced that the company submitted a 510(k) pre-market notification application to the FDA requesting regulatory clearance for the AXP System. This 510(k) submission specifically seeks to qualify the use of ThermoGenesis’ proprietary and patented technology for processing cord blood stem cells as substantially equivalent to other devices used for this purpose.

Second Quarter and Year-to-Date Financial Detail

For the quarter ended December 31, 2006, ThermoGenesis reported net revenues increased to $3,716,000 compared to net revenues of $3,127,000 in the second quarter of fiscal 2006, an increase of 19%. Net revenues for the six months ended December 31, 2006 totaled $8,021,000 compared to net revenues of $5,243,000 for the corresponding fiscal 2006 period, a 53% increase.

ThermoGenesis’ Cell Therapy revenues increased to $2,625,000 for the three months ended December 31, 2006, compared to $2,425,000 in the corresponding fiscal 2006 period. Cell Therapy revenues were $5,820,000 for the six months ended December 31, 2006, compared to $3,871,000 for the corresponding fiscal 2006 period, a 50% increase. Surgical Wound Care revenues grew 155% to $586,000 for the second quarter fiscal 2007 from $230,000 in the comparable fiscal 2006 period. For the six months ended December 31, 2006, Surgical Wound Care revenues grew 220% to $1,216,000 compared to $380,000 for the six months ended December 31, 2005.

For the quarter ended December 31, 2006, ThermoGenesis reported a net loss of $(2,030,000) or $(0.04) per basic and diluted common share compared to $(1,752,000) or $(0.04) per basic and diluted common share for the second quarter of fiscal 2006. For the six months ended December 31, 2006, the Company’s

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net loss was $(3,126,000) or $(0.06) per basic and diluted common share compared to $(3,768,000) or $(0.08) per basic and diluted common share for the corresponding fiscal 2006 period.

Gross margin on net revenue was 21% for the quarter ended December 31, 2006 as compared to 36% for the corresponding prior year period. The decrease is due to approximately $500,000 in additional product testing costs as part of the quality assurance program for the AXP bagset disposables. The Company believes that quality testing and focus on product improvement during initial product launch is an essential element of market acceptance and anticipate continuing expenses due to such testing to be significantly reduced in future quarter. Higher warranty claims associated with our BioArchive and CryoSeal devices contributed to $127,000 of additional cost of revenues in the current quarter. These items were offset by the increase in revenues from milestone payments and license fees. Gross margin for the six months ended December 31, 2006, was 31% and was consistent with the gross margin of 33% for the same period in the prior year.

Selling, general and administrative expenses for the quarter ended December 31, 2006 were $2,300,000, compared to $1,746,000 in the comparable fiscal 2006 period. For the six months ended December 31, 2006, the total expense was $4,612,000 versus $3,330,000 for the comparable period in fiscal 2006. Higher expense for both comparable periods was primarily due to the salaries and recruiting expenses for the hiring of sales and marketing personnel for the Surgical Wound Care product line and initiating searches for senior management of Cell Therapy and general operations.

Research and development expenses for the quarter ended December 31, 2006 were $973,000, versus $1,177,000 for the comparable period of fiscal 2006. For the six months ended December 31, 2006, the total expense incurred on Research and Development was $1,935,000, compared to $2,250,000 for the same period of fiscal 2006. Lower spending was driven primarily by a reduction in costs associated with design and development services for the AXP System, which was launched during fiscal 2006 and a decrease in clinical trial costs related to the completed CryoSeal FS human clinical trial.

At December 31, 2006, ThermoGenesis had $33,928,000 in cash, cash equivalents, and short-term investments compared to $38,372,000 at September 30, 2006.

Company Conference Call and Webcast

Management will host a conference call today, February 9, 2007 at approximately 11:00 AM (PT) /2:00 PM (ET) to review the second quarter financial results and other corporate events, followed by a Q&A session. Participants are asked to call in approximately 5 minutes before the conference call begins.

Conference call details:

Date:	Friday, February 9, 2007
Time:	11:00 AM (PT) / 2:00 PM (ET)
Dial-in (U.S.):	800-860-2442
Dial-in (International):	412-858-4600
Conference name:	“ThermoGenesis”

The conference call will also be available via the Internet at http://www.thermogenesis.com/investor_relations/index.asp

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days. To access the replay:

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Access number (U.S.):	877-344-7529
Access number (International):	412-317-0088
Conference ID#:	“385107”

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These products include:

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The BioArchive System, an automated cryogenic device, is used by cord blood stem cell banks in more than 25 countries for cryopreserving and archiving cord blood stem cell units for transplant. GE Healthcare is the non-exclusive global distribution partner for the BioArchive System.

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The AutoXpress System (AXP™) is a newly developed proprietary and patented semi-automated device and companion sterile closed blood processing disposable, to harvest stem cells from cord blood. GE Healthcare is the exclusive global distribution partner for the AXP AutoXpress System.

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The CryoSeal FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. Enrollment in a 150-patient U.S. pivotal clinical trial has been completed and a PMA is being reviewed by the FDA. The CryoSeal FS System has received the CE-Mark. From a marketing perspective, the CE Mark is the European equivalent to an FDA approval, in that it allows sales of the product throughout the European community.

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The Thrombin Processing DeviceTM (TPD™) is a sterile blood processing disposable that prepares activated thrombin from a small aliquot of plasma in less than 30 minutes. The CE-Marked TPD is currently being marketed in Europe by Biomet, Inc., subsidiary Biomet Biologics, Medtronic, Inc. and independent distributors.

This press release, including statements regarding financial information for future periods, contain forward-looking statements, and such statements are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers' purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers' products, introduction timing and acceptance of our new products scheduled for fiscal year 2007, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2007. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward looking statements is set forth under the caption "Risk Factors" in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward looking statements.

ThermoGenesis Corp.

Web site: http://www.ThermoGenesis.com

Contact: Fern Lazar of Lazar Partners

+1-212-867-1762

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THERMOGENESIS CORP.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,	
	2006	2005	2006	2005
Net revenues	$3,716,000	$3,127,000	$8,021,000	$5,243,000
Cost of revenues	2,927,000	2,005,000	5,520,000	3,534,000
Gross profit	789,000	1,122,000	2,501,000	1,709,000
Expenses:				
Selling, general and administrative	2,300,000	1,746,000	4,612,000	3,330,000
Research and development	973,000	1,177,000	1,935,000	2,250,000
Total operating expenses	3,273,000	2,923,000	6,547,000	5,580,000
Interest and other income	454,000	49,000	920,000	103,000
Net loss	($2,030,000)	($1,752,000)	($3,126,000)	($3,768,000)
Basic and diluted net loss per common share	$ (0.04)	$ (0.04)	$ (0.06)	$ (0.08)
Shares used in computing per share data	55,140,675	45,965,859	55,022,221	45,941,680

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